Exhibit 4.8

Execution Copy

SERIES A CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT

THIS SERIES A CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT (the “Agreement”) is made as of 20 February 2013 by and among:

(1)              JUPAI INVESTMENT GROUP (the “Company”), a company organized and existing under the laws of the Cayman Islands;

(2)              JUPAI HONGKONG INVESTMENT LIMITED () (the “Hong Kong Company”), a limited liability company incorporated in Hong Kong;

(3)              SHANGHAI JUPAI INVESTMENT CONSULTANCY COMPANY LIMITED (

) (the “Domestic Entity”), a limited liability company established in Shanghai, the PRC;

(4)               the Persons listed on part 1 of Exhibit A to this Agreement (each a “Founding Shareholder” and collectively the “Founding Shareholders”);

(5)               the Persons listed on part 2 of Exhibit A to this Agreement (each a “Founder” and collectively the “Founders” ); and

(6)               the Person listed on Exhibit B to this Agreement (the “Investor”).

(The above parties are referred to hereinafter individually as a “Party” and collectively the “Parties”).

RECITALS

The Company desires to issue and sell to the Investor and the Investor desires to purchase from the Company (a) up to 4,216,867 Series A Preferred Shares, par value US$0.0005 per share, of the Company; and (b) a warrant to purchase up to a total of 4,216,867 Series A Preferred Shares, par value US$0.0005 per share, of the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises

Series A SPA

hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      SALE AND PURCHASE.

1.1.                              Sale and Issuance of Series A Preferred Shares.

(a)                        As of the Closing, the Company shall have authorized the issuance, pursuant to the terms and conditions of this Agreement, of a total of 8,433,734 Series A Preferred Shares, par value US$0.0005 per share, having the rights, preferences, privileges and restrictions set forth in the Restated Articles (as defined below) in the form attached as Exhibit C to this Agreement and other Transaction Documents.

(b)                       Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing that number of the Company’s convertible redeemable participating Series A Preferred Shares, par value US$0.0005 per share (the “Series A Preferred Shares”) set forth opposite the Investor’s name on Exhibit B, at a per share purchase price of US$0.3557 (the “Per Share Purchase Price”), with an aggregate purchase price as set forth opposite the Investor’s name on Exhibit B. The Series A Preferred Shares issued to the Investor pursuant to this Agreement at the Closing shall be referred to in this Agreement as the “Purchased Shares.”

(c)                        The Purchased Shares shall have the preferences, privileges and rights designated for the Series A Preferred Shares in the Restated Articles.

1.2.                              Closing; Delivery.

(a)                                  The completion of the sale and purchase of the Purchased Shares (“Closing”) shall take place remotely via the exchange of documents and signatures, on 31 March 2013, or at such later time and place as the Company and the Investor may mutually agree upon, orally or in writing following the date hereof (The date on which Closing takes place shall be referred to hereinafter as the “Closing Date”.)

(b)                                 At Closing, the Investor shall subscribe for that number of the Series A Preferred Shares set forth opposite its name on Exhibit B, at the purchase price set forth opposite it name on Exhibit B by wire transfer to a bank account designated by the Company at the Closing; and the Company shall, forthwith following the subscription, allot and issue to the Investor the Purchased Shares so subscribed, enter such issuance in its Register of Members, deliver to the Investor a register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to the Investor of the Purchased Shares being purchased by the Investor as of the Closing, and a certificate or certificates representing the Purchased Shares being purchased by the Investor at such Closing against payment of the purchase price therefor.

1.3.              Issue of Warrant.

(a)                                  The Company agrees to issue to the Investor upon Closing a warrant, exercisable by the Investor or any other Person designated by the Investor (the Person exercising such warrant being a “Warrant Holder”), to purchase up to a total of 4,216,867 Series A Preferred Shares (the “Warrant Shares”) at the Per Share Purchase Price (as adjusted for share splits, combinations, recapitalizations, reclassifications and similar transactions) (the “Warrant”), at an aggregate exercise price of US$1,500,000 (the “Exercise Price”) in the form attached hereto as Exhibit K.

(b)                                 Upon exercise of the Warrant, (aa) the parties hereto agree that the Warrant Holder shall be entitled to the benefit of all rights given in the Transaction Documents to the Investor with effect from the Closing as if the Warrant Holder were a party to such Transaction Documents in the capacity of an Investor; and (bb) the Warrant Holder shall agree (with effect from the issuance of the Warrant Shares) to adhere to and be bound by all provisions of the Transaction Documents in the capacity of an Investor by executing a joinder agreement substantially in the form set forth in Exhibit L.

1.4.                    Use of Proceeds.

Any proceeds from the sale of the Series A Preferred Shares pursuant to this

Agreement and the Warrant (the “Series A Proceeds”) shall only be used to (i) meet the working capital requirement of each Group Company; and (ii) operate and develop the Group Companies’ business in accordance with the annual consolidated budget and business plan of the Company approved by the Board (including the consent of the Series A Director. Other than the foregoing, in no circumstance shall the Series A Proceeds be used or applied to settle or repay any indebtedness of any Group Company to its shareholders, directors, officers, employees or any other person related in whatever respect with any of the foregoing parties without the prior written consent of the Investor.

1.5.                              Defined Terms Used in this Agreement.

In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, (a) with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person; and (b) in the case of an individual, shall include, without limitation, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid persons. In the case of an Investor, shall include (i) any Person who holds Series A Preferred Shares as a nominee for the Investor, (ii) any shareholder of the Investor, (iii) any entity or individual who has a direct or indirect interest in the Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof, (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor or its fund manager, (v) the relatives of any individual referred to in (iii) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, the Investor shall not be deemed to be an Affiliate of any Group Company.

“Approval” means any approval, license, authorization, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Board” means the board of directors of the Company from time to time constituted.

“Business” means the businesses presently and from time to time carried on by the Group Companies.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, Hong Kong and Shanghai, the PRC.

“Circular 75” means the Circular 75, issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005, or any successor rules or regulations under PRC Laws, including without limitation, the Operating Instructions on Foreign Exchange Administration for Domestic Residents Engaging in Financing and Round-tripping Investment via Overseas Special Purpose Vehicles promulgated by SAFE and effective on July 11, 2011.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order and registration.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, purchasing arrangement and other legally binding arrangement, whether written, oral, express or implied.

“control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Control Documents” means the agreements, contracts and other documents listed in part C of Exhibit F.

“Conversion Shares” means the Ordinary Shares issuable or issued upon conversion of the Series A Preferred Shares.

“Domestic Entity” has the meaning set forth in the preamble herein.

“ESOP” has the meaning set forth in Section 2.2(A) (c).

“Founder” or “Founders” has the meaning ascribed to that term in the preamble herein.

“Founding Shareholder” has the meaning ascribed to that term in the preamble herein.

“Governmental Approval” means any Consent of, with or to any Governmental or Regulatory Authority.

“Governmental or Regulatory Authority” means any nation or government or any province or state or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” shall mean the Company, the Hong Kong Company, the WFOE, the Domestic Entity and any controlled Affiliate of each of the Company, the Hong Kong Company, WFOE and the Domestic Entity that is not a natural person, and “Group Company” shall be construed accordingly.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Company” has the meaning ascribed to that term in the preamble herein.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Investors’ Rights Agreement” means the investors’ rights agreement between the Company, the Investor, the Founding Shareholders, the Founders and the other parties described therein dated as of the date of the Closing, in the form attached as Exhibit D to this Agreement.

“Jupai Management” means Shanghai Jupai Investment Management Co., Ltd (

), a company incorporated in Shanghai in which the Key Holder holds 55% equity interest.

“Jupai Bairun” means Jupai Bairun Science & Technology (Beijing) Co., Ltd (

), a limited liability company incorporated in Beijing in which the Domestic Entity currently holds 49% equity interest.

“Key Holder” means HU Tianxiang (), holder of PRC identity card number ####.

“Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge, after reasonable investigation, of each of the Group Companies and the Founders.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental or Regulatory Authority.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, prospects, property or results of operations of the Company or any other Group Company.

“Onshore Restructuring” means: (a) the due incorporation of the WFOE pursuant to the articles of association as listed in paragraph 1 of part 1 of Exhibit F; (b) the execution and effectiveness of the Onshore Reorganization Documents; (c) the due registration by the Founders and any other direct or indirect holders of the Ordinary Shares of the Company who is a PRC Resident of his/her respective holding of legal and/or beneficial ownership in the Company with the competent foreign exchange authority in the PRC as required under Circular 75 and/or any other applicable PRC laws and regulations; (d) the liquidation of Jupai Investment; and (e) the transfer by CAO Wei () of 18% equity interest she holds in Jupai Bairun to the Domestic Entity .

“Onshore Reorganization Documents” means the reorganization documents (in agreed form) listed in Exhibit F.

“Order” means any injunction, judgment, decree, order, ruling, assessment or writ of any Governmental or Regulatory Authority.

“Ordinary Shares” means the Ordinary Shares in the share capital of the Company, par value US$0.0005 per share.

“Per Share Purchase Price” has the meaning ascribed to it in Section 1.1(b).

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PRC” means the People’s Republic of China but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the island of Taiwan.

“PRC Companies” means collectively the WFOE and the Domestic Entity, and a

“PRC Company” shall be construed accordingly.

“PRC GAAP” means the generally accepted accounting principles of the PRC, applied on a consistent basis.

“PRC Laws” means the laws, regulations and rules of the PRC promulgated from time to time;

“PRC Resident” has the meaning defined in Circular 75.

“Purchased Shares” has the meaning ascribe to that term in Section 1.1(b).

“Restated Articles” means the amended and restated memorandum of association and the amended and restated articles of association of the Company, respectively, in the form attached as Exhibit C to this Agreement.

“Right of First Refusal and Co-Sale Agreement” means the right of first refusal and co-sale agreement among the Company, the Investor, the Founding Shareholders, the Founders and the other parties described thereto dated as of the date of the Closing, in the form attached as Exhibit E to this Agreement.

“Schedule of Exceptions” means the schedule of exceptions in the form and substance attached as Exhibit I to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Director” means the director(s) nominated by the Investor to be appointed as director to the Board of Directors of each Group Company pursuant to the Investors’ Rights Agreement.

“Series A Preferred Shares” has the meaning ascribed to it in Section 1.1(b).

“Shares” means the shares in the share capital of the Company of whatever class.

“Specific Trust Contracts” means the subscription contracts in respect of the trust products purchased in the name of the Key Holders, particulars of which are set forth in Schedule 2.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes,

charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental or Regulatory Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental or Regulatory Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Transaction Documents” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Restated Articles and the Warrant.

“US GAAP” means the generally accepted accounting principles of the United States of America, applied on a consistent basis.

“WFOE” means the wholly foreign-owned enterprise to be established as such under PRC Laws by the Hong Kong Company based on the articles of association as referred to in paragraph 1 of part 1 of Exhibit F.

“Warrant” has the meaning given to that term in Sub-section 1.3(a).

“Warrantors” means collectively the Group Companies, the Founding Shareholders and the Founders.

2.                                      REPRESENTATIONS AND WARANTIES OF THE WARRANTORS.

Each of the Warrantors hereby jointly and severally represents and warrants to the Investor that, except as set forth on Schedule of Exceptions delivered separately to the

Investor, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and each day up to and including the date of Closing, except as otherwise expressly indicated. The representations and warranties of the Warrantors contained in this Section 2 shall survive the execution and delivery of this Agreement and the Closing without limit of time.

2.1.                            Organization, Good Standing, Corporate Power and Qualification.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company is permitted by the laws of the Cayman Islands to carry on business outside the Cayman Islands. Since its incorporation, the Company has not carried on any substantial business nor has it entered into any commitments other than its routine maintenance. The Company has full corporate power and authority necessary to own, lease and operate the assets and properties it now owns, leases and operates, and to carry on its business as now conducted and as currently proposed to be conducted.

(b)                                 The Hong Kong Entity is duly organized, validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of Hong Kong. The Hong Kong Entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts a material portion of its business. Since its incorporation, the Hong Kong Company has not carried on any substantial business nor has it entered into any commitments other than its routine maintenance.

(c)                                  The Domestic Entity is duly organized, validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the PRC Laws. The Domestic Entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which it conducts a material portion of its business.

2.2.                               Capitalization.

(A)                               Company

The authorized share capital of the Company consists, immediately prior to the Closing, of:

(a)                                      120,481,928 Ordinary Shares, 100,000,000 shares of which have been issued and outstanding prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable. The Company holds no treasury stock.

(b)                                      8,433,734 Series A Preferred Shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Restated Articles and as provided by the general corporation law of the jurisdiction of the Company’s incorporation. The Series A Preferred Shares to be subscribed for by the Investor hereunder and by the Warrant Holder under the Warrant have been duly authorized.

(c)                                       The Company has reserved 12,048,193 Ordinary Shares, representing 10% per cent of the share capital of the Company immediately following the Closing for issuing to the officers, directors, employees and consultants of the Company in connection with an employee share option plan to be duly approved and adopted by the Board including the affirmative vote of the Series A Director (the “ESOP”) and 8,433,734 Ordinary Shares for issuance upon conversion of the Series A Preferred Shares.

(d)                                      Section 2.2(A) of the Schedule of Exceptions completely and accurately lists all those who are the record and beneficial holders of Ordinary Shares, stock options, warrants and the respective numbers of Ordinary Shares, stock options and warrants held immediately prior to and following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares, vesting schedule and repurchase price; (ii) issued stock options; (iii) stock options not yet issued but reserved for issuance, including vesting schedule and exercise price; and (iv) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Series A Preferred Shares to be issued under this Agreement and the Warrant; (B) the rights provided in the Investors’ Rights Agreement; and (C) the securities and rights otherwise described in this Agreement and the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Shares or any securities convertible into or exchangeable for Shares.

(e)                                  None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events; provided, however, that the Company’s Stock Plan provides for acceleration of options in the event that an acquiring party does not assume the options. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Articles, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(B)                               Domestic Entity

(a)                                 The registered capital of the Domestic Entity is set forth opposite their respective names on Section 2.2(B) of the Schedule of Exceptions. The registered capital of the Domestic Entity has been fully and legally paid. Section 2.2(B) of the Schedule of Exceptions completely and accurately lists all those who are the beneficial owners of the registered capital of the Domestic Entity and the respective percentage of registered capital held thereby and as will be held thereby immediately prior to the Closing.

(b)                                 Except as provided for in the Onshore Reorganization Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Domestic Entity to increase or decrease its registered capital.

(C)                               Hong Kong Company

(a)                                 The issued share capital of the Hong Kong Company is set forth opposite its name on Section 2.2(C) of the Schedule of Exceptions. The issued share capital of the Hong Kong Company is fully paid on the date hereof. Section 2.2(C) of the Schedule of Exceptions completely and accurately lists all those who are the beneficial owners of the issued share capital of the Hong Kong Company and the percentage of issued share capital held thereby and as will be held thereby immediately prior to the Closing.

(b)                                 There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Hong Kong Company to increase or decrease its issued share capital.

2.3.                            Subsidiaries.

Except as disclosed in Section 2.3 of the Schedule of Exceptions, none of the Group Companies has any subsidiaries, or is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns (directly or indirectly) any share or interest in any other Person.

2.4.                            Authorization.

All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction

Documents, and to issue the Purchased Shares and the Warrant at the Closing and the Ordinary Shares issuable upon conversion of the Purchased Shares and the Series A Preferred Shares under the Warrant, has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Warrantor, shall constitute valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and any indemnification agreement may be limited by applicable securities Laws.

2.5.                            Valid Issuance of Shares.

The Series A Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Warrant, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities Laws and liens or encumbrances created by or imposed by the Investor. The Series A Preferred Shares will be issued in compliance with all applicable securities Laws. The Ordinary Shares issuable upon conversion of such Series A Preferred Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities Laws and liens or encumbrances created by or imposed by an Investor. Subject to Section 2.6 below, the Ordinary Shares issuable upon conversion of the Series A Preferred Shares will be issued in compliance with all applicable securities Laws.

2.6.                            Governmental Consents and Filings.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental or Regulatory Authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Restated Articles, which will have been filed as of the Closing.

2.7.                            Litigation.

Except as disclosed in Section 2.7 of the Schedule of Exceptions, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending against any Group Company, any Founding Shareholder or any of the Founders in connection with its/his/her relationship with Group Company or to the Company’s Knowledge, currently threatened against any Group Company, any Founding Shareholder, any Founder or any officer, director or employee of any Group Company (in their capacity as such). None of the Group Companies, any of their officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental or Regulatory Authority (in the case of officers or directors, such as would affect any Group Company). There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any Group Company’s employees, their services provided in connection with the business of the Group Companies, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8.                            Intellectual Property.

Each Group Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to (i) all Intellectual Property (other than patents and patent applications) and (ii) all patents and patent applications, used in connection with the business of such Group Company as now conducted and as presently proposed to be conducted (the “Company Group IP”) without any conflict with, or infringement of, the rights of others. To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to any Company Group IP, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The conduct by each of the Group Companies of their respective business does not infringe the rights of any third party in respect of any Intellectual Property and no claim or demand has been made, or threatened to be made to this effect. None of the Group Companies has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the business of such Group Company. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by any Group Company. Section 2.8 of the Schedule of Exceptions lists all registered Company Group IP and Company Group IP that is in the process of being registered in the PRC or in any other jurisdiction. None of the Group Companies has embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any general public license, lesser general public license or similar license arrangement.

2.9.                            Compliance with Laws and Other Instruments.

(a)                                 Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the business of the Group Companies as now conducted and as presently proposed to be conducted or the ownership or use of any of their respective assets.

(b)                                 No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Group

Company of, or a failure on the part of such Group Company to comply with, any Law or Order or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)                                  All Governmental Approvals required for the due and proper establishment and operation of each of the Group Companies have been legally and duly obtained or otherwise completed and are in full force and effect.

(d)                                 None of the Group Companies has received any notice or other communication (whether oral or written) from any Governmental or Regulatory Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or Order or (ii) any actual, alleged, possible, or potential obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(e)                                  None of the Group Companies nor any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of such Group Company, has, directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of such Group Company, or (D) in violation of any Law or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of such Group Company.

(f)                                   None of the Group Companies is in violation of its business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents as in effect.

(g)                                  The execution, delivery, and performance of the Transaction Documents by the Warrantors and by the Group Company do not and will not (i) result in any violation of, be in conflict with, require a consent under, or constitute a default under, with or without the passage of time or the giving of notice or otherwise, (A) any provision of the business license, memorandum of association or articles of association, as appropriate, or equivalent constitutive documents of any Group Company as in effect at the Closing, (B) any provision of any Order to which any Group Company is a party or by which it is bound, (C) any of the Material Contracts, or (D) any Law applicable to any Group Company; (ii) accelerate or constitute an event entitling the holder of any indebtedness of any Group Company to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; (iii) cause any Group Company to be in default of its obligations under any indebtedness agreement; or (iv) result in the creation of any encumbrance upon any of the properties or assets of any Group Company.

(h)                                 Each Founder and each Founding Shareholder and any other holder of the Shares of the Company who is a PRC Resident has obtained any and all necessary approvals and authorizations from relevant Governmental or Regulatory Authority and has fulfilled any and all necessary registration requirements with relevant Governmental or Regulatory Authority with respect to its/his investments, directly or indirectly, in the Company, including without limitation any such approval and/or authorization pursuant to Circular 75.

2.10.                     Agreements; Actions.

(a)                                 For purposes hereof, “Material Contract” means any Contract (other than the Transaction Documents) to which a Group Company is a party or otherwise bound that (i) cannot be terminated on less than sixty (60) days notice, (ii) involves payments (or a series of payments), contingent or otherwise, of US$30,000 (or the equivalent thereof in another currency) or more individually or US$100,000 (or the equivalent thereof in another currency) or more in the aggregate with respect to a series of related Contracts, in cash, property or services, (iii) is with a Governmental or Regulatory Authority, (iv) limits or restricts any Group Company’s ability to compete or otherwise conduct its business as now conducted and as presently proposed to be conducted in any manner, time or place, or that contains any exclusivity provision, (v) grants a power of attorney, agency or similar authority, (vi) relates to indebtedness for money borrowed, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person, (vii) relates to Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software, (viii) is with an Affiliate of any Group Company, (ix) is a lease on real or personal property, (x) is an insurance policy, (xi) is with an officer, employee or consultant, (xii) is outside the ordinary course of business or (xiii) is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent. Section 2.10(a) of the Schedule of Exceptions lists all Material Contracts to which any Group Company is a party or by which any of their respective properties or assets may be bound or affected.

(b)                                 A true, fully-executed copy of each Material Contract (and a written summary of each non-written Material Contract) has been made available to the Investor. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Company’s Knowledge, any other party or obligor with respect thereto, has occurred, or as a result of this Agreement or performance hereof will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any Material Contract or (ii) any other party thereto intends to terminate such Material Contract.

(c)                                  None of the Group Companies has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$50,000 or in excess of US$100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (a) and (c) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d)                                 None of the Group Companies is a guarantor or indemnitor of any indebtedness of any other Person.

2.11.                     Certain Transactions.

(a)                                 Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Ordinary Shares, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Investor), there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or the Founders, or any Affiliate thereof.

(b)                                 None of the Group Companies is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or stockholders of the Group Companies may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with any Group Company. None of the Founders or the Group Companies’ directors or any members of their immediate families, or any Affiliate of any of the foregoing, are, directly or indirectly, interested in any contract or agreement with any Group Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ customers, suppliers, service providers, joint venture partners, licensees and competitors.

2.12.                     Rights of Registration and Voting Rights.

Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the Investors’ Rights Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13.                     Absence of Liens.

The property and assets that each Group Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair ownership or use of such property or assets by the Group Companies. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to its and the Company’s Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state owned asset, and inasmuch, none of the assets of any Group Company is required by applicable Law to undergo any form of valuation procedure prior to the consummation of the transactions contemplated by the Transaction Documents.

2.14.                     Financial Statements.

The Company has delivered to the Investor its unaudited consolidated financial statements for the ten (10) months ended November 30, 2012 (the “Statement Date”) and its audited consolidated financial statements for the fiscal year ended December 31, 2011 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with either PRC GAAP throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of each Group Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, none of the Group Companies has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under PRC GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect. Each Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP.

Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of the Domestic Entity’s material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP. The Domestic Entity has good and marketable title to all assets set forth on the balance sheets of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Statement Date. Except as disclosed in the

Financial Statements, none of the Group Companies, the Founding Shareholders or the Founders is a guarantor or indemnitor of any indebtedness of any other person or entity.

2.15.                     Changes.

Since the Statement Date, there has not been:

(a)                                 any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has or could become or result in a Material Adverse Effect;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, that would reasonably be expected to have a Material Adverse Effect;

(c)                                  any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d)                                 any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)                                  any material change to a contract by which any Group Company or any of its assets is bound or subject;

(f)                                   any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of any Group Company;

(g)                                  any resignation or termination of employment of any officer of any Group Company or any of the Founders;

(h)                                 any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(i)                                     any loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)                                    any declaration, setting aside or payment or other distribution in respect of any of the capital stock of any Group Company, or any direct or indirect redemption, purchase, or other acquisition of any of such capital stock by any Group Company;

(k)                                 any sale, assignment or transfer of any Company Group IP;

(l)                                     receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m)                             any other event or condition of any character, other than events affecting the economy or any Group Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)                                 any arrangement or commitment by any Group Company to do any of the things described in this Section 2.15.

2.16.                     Non-Disclosure and Development Agreements.

Each current and former employee, consultant and officer of each Group Company has executed an agreement with such Group Company regarding confidentiality and proprietary information substantially in the form delivered to the Investor (the “Non-Disclosure Agreements”). No current or former employee, consultant or officer of the Company has excluded works or inventions from his or her assignment of inventions pursuant to such person’s Non-Disclosure Agreement. The Company is not aware that any of its current or former employees, consultants or officers is in violation thereof.

2.17.                     Non-Competition and Non-Solicitation Agreements.

Each of the key employees of the Group Companies as set forth on Exhibit G of this Agreement (each, a “Key Employee”) has executed an agreement with such Group

Company regarding non-competition and non-solicitation obligations substantially in the form delivered to the counsel for the Investor (the “Non-Competition Agreements”). The Company is not aware that any of the Founders or any of its Key Employees is in violation thereof.

2.18.                     Permits.

Each Group Company has all material franchises, permits, licenses, approvals, authorizations and any similar governmental authority necessary for the conduct of the business of such Group Company as now conducted and as presently proposed to be conducted (the “Material Licenses”). Section 2.18 of the Schedule of Exceptions contains a complete and correct list of all Material Licenses and the termination date of each such Material License. The Material Licenses are, and will remain, in full force and effect for not less than one (1) year after the Closing. No other License is necessary for, or otherwise material to, the conduct of the business by any Group Company. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Material Licenses. None of the Group Companies is in default under any of its Material Licenses and has not received any written notice relating to the suspension, revocation or modification of any such Material Licenses.

2.19.                     Corporate Documents.

The Memorandum and Articles of the Company are in the form provided to the Investor. The copy of the minute books of the Company provided to the Investor contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes. The material files, documents, instruments, papers, books and records relating to the business, operations, conditions (financial or other), results of operations, and assets and properties of each Group Company (the “Books and Records”), each as supplied to the Investor, are true, correct, complete and current in all material respects and have been maintained in accordance with sound business practices. A copy of the true and correct register of members of the Company as in effect and as will be in effect immediately prior to the Closing is attached as Section 2.19 of the Schedule of Exceptions.

2.20.                     Environmental and Safety Laws.

None of the Group Companies is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.21.                     Insurance.

Each Group Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any material portion of its properties that might be damaged or destroyed.

2.22.                     Tax Returns and Payments.

There are no local or foreign taxes dues and payable by any Group Company which have not been timely paid. There are no accrued and unpaid local or foreign taxes of any Group Company which are due, whether or not assessed or disputed. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of the Group Companies, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year. Since the Statement Date, none of the Group Companies has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and each Group Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. None of the Group Companies is a “Controlled Foreign Corporation (“CFC”)” or a “Passive Foreign Investment Company (“PFIC”)”, as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the “Code”).

2.23.                     Disclosure.

Each Group Company has made available to the Investor all the information reasonably available to it that the Investor has requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of any Group Company or the Founders contained in this Agreement, as qualified by the Schedule of Exceptions, and no certificate furnished or to be furnished to the Investor at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan.

2.24.                     Employee Matters.

None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending or, to the Company’s Knowledge, threatened, nor is any Group Company aware of any labor organization activity involving its employees. Each Group Company has complied in all material respects with all applicable employment laws and with other Laws related to employment. No employee of any Group Company has been granted the right to continued employment by such Group Company or to any compensation following termination of employment with such Group Company. None of the Group Companies is aware that any officer, Key Employee or group of employees intends to terminate his, her or their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer, Key Employee or group of employees. None of the Group Companies has made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in such Group Company’s Books and Records. Section 2.24 of the Schedule of Exceptions lists the name and former title of each former employee of any Group Company whose employment was terminated and who has not entered into an agreement with such Group Company providing for the full release of any claims against such Group Company or any officer, director, employee or other related party of any Group Company arising out of such employment.

2.25.                     Miscellaneous Information Reporting.

Unless otherwise prohibited by Law, in the event that an Investor’s interest in the Company is determined by counsel or accountants for such Investor to be subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code, the Company agrees, upon a request from such Investor, to provide such information regarding the Company and each Group Company which is controlled by the Company through the ownership of voting securities, and to use commercially reasonable best efforts to provide such information regarding any other Group Company, to such Investor as may be reasonably necessary to fulfill Investor’s obligations thereunder.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS.

Except as set forth on the Schedule of Exceptions (which exceptions shall be deemed to be part of the representations and warranties made hereunder), each of the Founding Shareholders and Founders represents and warrants jointly and severally to the Investor as of the date of the Closing at which the Investor is purchasing the Purchased Shares and the Warrant as follows. The representations and warranties of the Founding Shareholders and Founders contained in this Section 3 shall survive the execution and delivery of this Agreement and the Closing.

3.1.                            Conflicting Agreements.

None of the Founding Shareholders and the Founders is, as a result of the nature of the business conducted or currently proposed to be conducted by any Group Company or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contract or covenant (either with any Group Company or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency binding on the Founding Shareholders or the Founders and relating to or affecting the right of the Founding Shareholders or the Founders to be employed by or serve as a director or consultant to any Group Company. No such relationship, term, contract, agreement, judgment, decree or order conflict with the any of the Founders’ obligations to use his commercially reasonable best efforts to promote the interests of any Group Company nor does the execution and delivery of this Agreement, nor the Founder’s carrying on any Group Company’s business as a director, officer, employee or consultant of any Group Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

3.2.                              Litigation.

There is no action, suit or proceeding, or governmental inquiry or investigation, pending or threatened against any of the Founding Shareholders and/or the Founders, and there is no basis for any such action, suit, proceeding, or governmental inquiry or investigation.

3.3.                              Stockholder Agreements.

Except as contemplated by or disclosed in the Transaction Documents, none of the the Founding Shareholders and Founders is a party to and has Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act in the United States or any equivalent Law in another jurisdiction, or voting of the securities of any Group Company.

3.4.                              Prior Legal Matters.

None of the the Founding Shareholders and Founders has been (i) subject to voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for its/his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

3.5.                              Founders’ Intellectual Property Rights.

Each Founding Shareholder and Founder has assigned to the Group Companies all Intellectual Property rights owned by such the Founding Shareholder or Founder that are related to the business of the Group Companies.

3.6.                              Non-Compete.

None of the Founders, either on his/her own account or through any of his/her Affiliates, or in conjunction with or on behalf of any other person, carry on or are engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with the Business of any Group Company. None of the Founders is subject to any contracts or any other obligations which prohibit, restrict or otherwise adversely affect such Founder’s investment or involvement in any Group Company.

3.7.                              No Liabilities and Claims.

There are no outstanding loans, amounts payable or any other liabilities between any Group Company and any of the Founding Shareholders, Founders or any of their Affiliates. None of the Founding Shareholders, the Founders and their Affiliates has, may have or may claim to have any claims, obligations or liabilities against any Group Company.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor represents and warrants to the Company as of the date hereof and the Closing as follows:

4.1.                              Authorization.

The Investor has all requisite power, authority and capacity to enter into this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by the Investor.

4.2.                              Binding Effect.

This Agreement, and the other Transaction Documents, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.3.                              Purchase for Own Account.

The Purchased Shares and the Conversion Shares will be acquired for the Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

5.                                      CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT CLOSING.

The obligations of the Investor to purchase the Series A Preferred Shares and the Warrant hereunder at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions to the satisfaction of the Investor, unless otherwise waived by the Investor in writing.

5.1.                              Representations and Warranties.

The representations and warranties of the Warrantors contained in Section 2 and of the Founding Shareholders and the Founders contained in Section 3 shall be true and correct when made, and shall be true and correct as of the Closing Date with the same force and effect as if they were made on and as of such date, subject to changes contemplated by this Agreement.

5.2.                              Performance.

Each of the Group Companies, the Founding Shareholders, the Founders, and the shareholders of the Domestic Entity shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

5.3.                              Proceedings and Documents.

All corporate resolutions and other corporate proceedings in connection with approving the transactions contemplated at the Closing, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Investor, and the Investor (or its legal counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested, including, a good standing certificate and an Incumbency Certificate with respect to the Company dated within one (1) week before the Closing.

5.4.                              Qualifications.

All authorizations, approvals or permits, if any, of any Governmental or Regulatory Authority that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

5.5.                              Approvals and Consents.

All authorizations, approvals, consents or permits of any competent Governmental or Regulatory Authority or of any third party that are required to be obtained by any Group Company or any of the Founding Shareholders or Founders before the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Shares), including without limitation (i) any waivers for all rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Transaction Documents, if any, shall have been duly obtained and effective as of the Closing and (ii) each Founding Shareholder an each Founder has duly complied with all requirements of the PRC authorities (including the PRC’s State Administration for Foreign Exchange), as applicable, in respect of its intended shareholding in the Company. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable.

5.6.                              Material Adverse Effect.

Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

5.7.                              Compliance Certificate.

The chief executive officer of the Company and the Key Holder shall have each delivered to the Investor at Closing a certificate certifying that the conditions set forth in Sections 5.1 to 5.6 have been satisfied and also attaching thereto (i) the certified Restated Articles as then in effect, and (ii) copies of all resolutions approved by the shareholders and board of directors of each Group Company related to the transactions contemplated hereby.

5.8.                              Restated Articles.

The Restated Articles shall have been duly adopted by all necessary actions of the Board of Directors and/or the members of the Company and shall have become and remain effective under the Laws of the Cayman Islands.

5.9.                              Board of Directors.

As of the Closing, the authorized size of the Board shall be five (5) directors, of which one (1) director shall have been nominated by the Investor and appointed as Series A Director to the Company. Each Group Company other than the Company shall have passed shareholders resolution to approve, inter alia, the appointment of the director nominated by the Investor to the Board of Directors of such other Group Companies.

5.10.                        Investors’ Rights Agreement.

The Company shall have delivered to the Investor the Investors’ Rights Agreement duly executed by the Company and all other parties thereto (other than the Investor).

5.11.                        Right of First Refusal and Co-Sale Agreement.

The Company shall have delivered to the Investor the Right of First Refusal and Co-Sale Agreement duly executed by the Company and all other parties thereto (other than the Investor).

5.12.                        Key Employee Employment Agreement.

The Company and/or the Group Companies shall have entered into an Employment Agreement, in form and substance reasonably acceptable to the Investor, with each Key Employee.

5.13.                        Proprietary Information and Inventions Assignment Agreements.

Each Key Employee shall have entered into a confidentiality and proprietary information agreement in a form acceptable to the Investor that shall include provisions relating to the assignment of inventions, non-solicitation and non-competition, and the Company shall provide evidence of such agreements to the Investor to their satisfaction.

5.14.                        Onshore Restructuring.

The Founders, the Group Companies and all other parties thereto shall have executed and delivered all Onshore Reorganization Documents in accordance with their respective terms to the satisfaction of the Investor. The WFOE shall have been duly established and each of the parties to the Control Documents shall have duly performed and complied all of the obligations and conditions contained in the Control Documents that are required to be performed or complied with by them, on or before the Closing. The equity pledge created under the Control Documents shall have been completed and duly registered with the competent PRC authorities.

5.15.                        Indemnification Agreements.

The Company shall have executed and delivered to the Investor the Indemnification Agreement in the form attached as Exhibit H to this Agreement.

5.16.                        Due Diligence.

All legal and financial due diligence procedures reasonably required by the Investor to be carried out in connection with the transactions contemplated in the Transaction Documents shall have been completed to the satisfaction of the Investor.

5.17.                        Non-competition; No Dispute.

There is no contract, agreement or instrument entered into by any of the Group Companies, the Founding Shareholders and the Founders (i) including non-competition or similar clauses that might directly or indirectly impair, restrict or impose conditions on any Group Company’s or a Founder’s right to carry on the Business and to enter into this Agreement, and other Transaction Documents and consummate the transactions contemplated hereunder and thereunder, or (ii) having caused or might cause to any infringement of intellectual properties or any dispute, confiscation, claim, demand or similar legal proceedings.

5.18.                        Approval of Capital Structure.

The capitalization of the Company immediately following Closing shall be as set forth on Schedule 1.

5.19.                        Budget.

The Company shall have provided the Investor with a budget of the Company setting out details of application of the Series A Proceeds, capial expendture, revenue forecast, performance milestones, corpirate benchmarks for the 12 months following the Closing, to the Investor’s satisfaction.

5.20.                        Liquidation of Jupai Investment.

The shareholders of Jupai Investment shall have agreed to liquidate Jupai Investment and for this purpose passed a shareholders’ resolution as referred to in part D of Exhibit F to that effect.

5.21.                        Acquisition of the Equity Interest of Jupai Bairun.

CAO Wei (), one of the existing shareholders of Jupai Bairun, and the Key Holder shall have jointly issued an undertaking letter in a form satisfactory to the Investor pursuant to which CAO Wei has agreed to grant an irrevocable and unconditional option to Company to acquire her entire equity interest in Jupai Bairun.

5.22.                        Making up the Registered Capital.

The existing shareholders of the Domestic Entity shall have made up the registered capital in the sum of RMB9,970,000 to the Domestic Entity.

5.23.                        Execution of the Agency Agreement.

The Domestic Entity and the Key Holder shall have entered into an agency agreement in respect of the Specific Trust Contracts, in the form as referred to in paragraph 4 of Part C of Exhibit F.

5.24.                        Register of Members.

The Investor shall have received a copy of the Company’s register of members, certified by the Chief Executive Officer of the Company as true and complete as of the Closing Date, updated to show the Investor as the holders of the number of the Purchased Shares at the Closing.

5.25.                        Co-Signatories.

The Company shall appoint the representative of the Investor as a co-signatory to all the bank accounts in the name of the Company to co-sign the aforesaid bank accounts.

5.26.                        Repayment of the Loans.

The Company shall have received the full repayment from

 (the “Borrower”) of the principals in the aggregate sum of RMB 15 million and all the interest accrued thereon under the two loan agreements entered into by and between the Borrower and the Domestic Entity on 6 May 2012 and shall have provided proof of such repayment to the Investor to Investor’s satisfaction.

6.                                      CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING.

The obligations of the Company to sell and allot the Purchased Shares to the Investor at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived.

6.1.                              Performance.

The Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

6.2.                              Qualifications.

All authorizations, approvals or permits, if any, of any Governmental or Regulatory Authority that are required in connection with the lawful issuance and sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.3.                              Investors’ Rights Agreement.

The Investor shall have executed, and delivered to the Company, the Investors’ Rights Agreement.

6.4.                              Right of First Refusal and Co-Sale Agreement.

The Investor shall have executed, and delivered to the Company, the Right of First Refusal and Co-Sale Agreement.

6.5.                              Payment of the Purchase Price.

The Investor shall have paid the Purchase Price in accordance with the provision of Section 1.2.

7.                                      COVENANTS OF THE WARRANTORS.

Each of the Warrantors jointly and severally covenants to the Investor as set forth in this Section 7.

7.1.                              Business of the Company and the Hong Kong Company.

The business of the Company shall be restricted to the holding, management and disposition of share capital of the Hong Kong Company and the business of the Hong Kong Company shall be restricted to the holding, management and disposition of the equity interest in the registered capital of, and certain intellectual property and other assets to be used by, the WFOE.

7.2.                              Business of the Domestic Entity.

The business of the Domestic Entity shall be restricted to investment consultancy services and such other line of business as may be approved by the Board including the affirmative consent of the Series A Director, in compliance with its approved scope of business as indicated in its business license.

7.3.                              Business of the WFOE.

The business of the WFOE shall be restricted to (i) the control, management and disposition of the registered capital of, and certain intellectual property and other assets to be used by, the Domestic Entity; (ii) provide technical services to the Domestic Entity, in compliance with the approved scope of business as indicated in the business license of the WFOE; and (iii) such other line of business as may be approved by the Board (including the affirmative consent of the Series A Director).

7.4.                              Onshore Restructuring.

(a)                    Accession of WFOE. Each of the Group Companies, the Founding Shareholders and the Founders shall ensure that, as soon as practicable and in any event within three (3) days after the establishment of the WFOE, the WFOE and the Company shall execute an Accession Agreement in form and substance satisfactory to the Investor pursuant to which the WFOE shall unconditionally become a party to and bound by this Agreement in the capacity of the “WFOE”, a “Group Company”, “Subsidiary”, “PRC Company” and “Warrantor”. Each party hereto hereby authorizes the Company to sign such Accession Agreement without the additional consent from such party.

(b)                   Each of the Group Companies and the Founders shall comply with the Onshore Reorganization Documents and cause all of the transactions contemplated thereunder to be consummated in accordance with the their respective terms and conditions thereof.

7.5.                              Composition of Board of Directors of the Group Companies.

The Board of Directors of each Group Company shall have the same board composition as that of the Board of the Company within 60 days following the Closing.

7.6.                Equity Compensation.

The Company shall not, directly or indirectly, issue Ordinary Shares, share options or any other forms of equity of the Company to employees, directors or consultants except in accordance with the Employee Incentive Plan or such other employee equity compensation plans as may be approved by the Board including the affirmative consent of the Series A Director.

7.7.                  ESOP.

After the Closing, the Company may grant options to purchase Ordinary Shares to management, employees, or individual consultants of the Company or any Group Company pursuant to the terms of the ESOP. The guidelines of the ESOP shall be determined by the Board including the affirmative consent of the Series A Director. Except as approved by the Board in any particular instance (including the affirmative vote of the Series A Director), shares or share options issued under any ESOP shall be subject to a four (4) year vesting schedule and shall vest 25% after the first full year of full-time employment following the applicable grant date, followed by annually vesting 25% of the total shares or share options granted. The Company shall cause all beneficiaries of any ESOP who purchase, or receive options to purchase, Ordinary Shares under such ESOP to execute and deliver agreements in forms approved by the Board (including the affirmative vote of the director appointed by the Investor) providing a prohibition on the transfer of shares purchased under ESOP, a lockup or market standoff commitment of up to 180 days in respect of shares purchased under ESOP, a right of first refusal in favour of the Company on shares purchased under ESOP terminating upon the Company’s initial public offering of securities, and any other terms customary in such agreements from time to time. There shall be no accelerated vesting of Ordinary Shares or options to purchase Ordinary Shares in the event that the Company is acquired or merged or if the Company successfully completes an initial public offering, except with the approval of the Board (including the affirmative vote of the Series A Director).

7.8.                  Compliance with Laws.

Each of Group Companies and the Founders shall ensure that each Group Company will comply or remains in compliance with all applicable Laws applicable to it or to the conduct or operation of its business or ownership or use of any of its assets or properties, including without limitation all applicable Laws concerning environment and safety, tax payment, and social insurance and housing fund contribution. The Group Companies and the Founders shall indemnify and hold harmless the Investor from any losses, damages, suits, claims, fines and liability of whatsoever (and the costs and expenses of defending against such liability or asserted liability) that may arise from the non-compliance by the Group Companies of any applicable Laws.

7.9.                  Circular 75 Registration.

As soon as practicable and in any event within one hundred and twenty (120) days following Closing, the Founders and any other direct or indirect holders of the Ordinary Shares of the Company who is a PRC Resident shall have registered and/or updated its/his/her respective holding of legal and/or beneficial ownership in the Company with the applicable foreign exchange authority in the PRC as required under Circular 75 and/or any other applicable PRC laws and regulations, including the filing with respect to the consummation of the transactions as contemplated by this Agreement. The Group Companies shall urge each of the Founders and any other direct or indirect holders of the Ordinary Shares of the Company who is a PRC Resident to perform the covenants in accordance with this Section 7.9. None of the Group Companies and the Founders shall do any foreign exchanges activities unless the applicable SAFE Rules and Regulations are fully complied with.

7.10.           Tax Matters.

(a)                   For so long as the Investor holds any Series A Preferred Shares or Conversion Shares, the Company shall not, without the written consent of the Investor, issue shares in the Company to the Investor if following such issuance the Company, in the determination of counsel or accountants for the Investor, would be a CFC as defined in the Code with respect to the shares held by the Investor. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investor: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Investor with access to such other Company information as may be required by the Investor to determine the Company’s status as a CFC, to determine whether the Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow the Investor to otherwise comply with applicable United States federal income tax laws.

(b)                   The Company shall use its commercially reasonable efforts to avoid being a PFIC within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by the Investor pursuant to Section 1295 of the Code (or any successor thereto) or the filing of a “Protective Statement” pursuant to the implementing regulations thereto, the Company shall provide such annual financial or other information to the Investor as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election.

(c)                    The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections (a) and (b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Subsections (a) and (b).

7.11.                     Full-Time Commitment; Non-Compete.

(a)              The Founders and the Company shall cause each key employees (other than the Founder) of the Group Companies as the Investor and the Company may mutually designate from time to time to enter into an employment agreement in terms and conditions to the Investor’s satisfaction, pursuant to which each of such employees undertakes an obligation of commitment, non-competition and non-solicitation during the period in which he or she is employed by any Group Company and twenty (24) months after the date on which such employee ceases employment with the Group Company.

(b)              Each Founder hereby undertakes to the Investor and the Group Companies to remain employed by the Company or any other Group Company at least four (4) years from the Closing and to devote his/her full working time and attention exclusively to the business of the Group Companies and use his or her best efforts to promote the Group Companies’ interests until at least one (1) year after the Qualified IPO, unless his/her employment is terminated by the Company earlier.

(c)               Each Founder undertakes and covenants to the Investor that, as long as he remains an employee of any of the Group Companies or a direct or indirect shareholder of the Company, he shall commit all of his efforts to furthering the Business of the Group Companies and shall not, without the prior written consent of the Investor, either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity.

(d)              Each Founder hereby undertakes to the Investor and the Group Companies not to directly or indirectly, without prior written consent of the Investor, during the period in which he holds any Shares in the share capital of the Company and/or within the twenty-four (24) months after he ceases his or her employment with the Group (the “Restricted Period”), whether on his/her own account or on behalf of any other person, firm or company:

(i)                           solicit (in connection with any business of a type then carried on by the Group Companies) interfere with or endeavour to entice away from any Group Company any person, firm or company who at any time during the period of one year immediately preceding such cessation, was to his/her knowledge a material customer, client, supplier, agent, distributor, or an employee (not being a junior employee) or consultant (by whatever title called) of a Group Company; or

(ii)                        seek to interfere with the continuance of the supply of goods or services to any Group Company or the terms of any such supply; or

(iii)                     carry on, engage in or be concerned or interested either as principal or agent or as a shareholder, partner or employee of any other person in any business or activity which involves the offer sale or supply of products or services to customers in the People’s Republic of China or any other territory in which any Group Company offers such sale or supply for the relevant time being, and competes with the business in which any Group Company is or was engaged for the relevant time being; or

(iv)                         use or allow the use by any third party of any name, logo or other Intellectual Property Rights used by any Group Company or any name or logo likely to be confused therewith otherwise than in the conduct of the business of the Group Companies.

(e)                    In the event that any entity directly or indirectly established or managed by any Founder, engages or will engage, during the Restricted Period, in any business which is the same or similar to or otherwise competes with the principal business of the Group Companies, the Company agrees, and the Founder shall cause such entity, to disclose the related information to the Investor and transfer such business to the Company immediately on terms satisfactory to the Investor.

7.12.   Registered Office of the Domestic Entity.

The Domestic Entity shall, and Founders shall ensure that the Domestic Entity will, rectify its non-compliance with respect to its registered office and its actual principal place of business, and apply for the requisite business license for its operating offices in Beijing, Shanghai, Chengdu and other places in accordance with the applicable Laws.

7.13.  Performance Undertaking and Valuation Adjustment Mechanism.

(a)              Certain Definitions. For purposes of this Section 7.13,

“2012 Net Profit” means the Company’s audited consolidated after-tax net profit for Fiscal Year 2012 as set forth on the Audited 2012 Financial Statements, expressed in RMB and calculated in accordance with PRC GAAP and disregarding, to the extent included or deducted in calculating after-tax profit, (i) any cost or expense in relation to the granting, issuance, vesting and exercise of any awards granted (including without limitation any options and restricted shares) to the Group Companies’ employees, officers, directors or any other qualified Person pursuant to the then share incentive plan of the Company, (ii) any extraordinary or non-recurring gains or losses, and (iii) the cumulative effect of any changes in accounting principles.

“Audited 2012 Financial Statements” means the audited consolidated income statement and statement of cash flows of the Company for Fiscal Year 2012 and the audited consolidated balance sheet of the Company as of the end of Fiscal Year 2012, in each case prepared in accordance with PRC GAAP and audited by an accounting firm mutually agreed to by the Investor and the Company.

“Fiscal Year 2012” means the period commencing on January 1, 2012 and ending on December 31, 2012.

“PRC GAAP” means the generally accepted accounting principles in the People’s Republic of China.

“RMB” means Renminbi, the legal tender of the PRC.

(b)                   Performance Adjustment.

(i)                                     The Parties confirm and acknowledge that the Per Share Purchase Price is derived based upon a fully-diluted pre-money valuation of US$39,857,100 and a fully-diluted post-money valuation of US$42,857,100 (including an employee option pool representing 10% of the fully-diluted post-money capitalization) (the “Original Post-money Valuation”) of the Group Companies as a whole, which in turn is based upon the 2012 Net Profit being equal to RMB30,000,000.

(ii)                                  The Parties agree that, in the event that the 2012 Net Profit is less than RMB30,000,000, then the Original Post-money Valuation shall be adjusted by reference to the actual 2012 Net Profit. For the purposes of such adjustment, the Investor shall, at its sole discretion, be entitled to request by written notice the Company to:

(aa)  repurchase ratably from the existing shareholders of the Company, and the existing shareholders of the Company shall sell to the Company, such number of Ordinary Shares at an aggregate purchase price of US$1.00 or the lowest repurchase price permissible under the relevant laws (the “Repurchase Price”) such that, immediately after such repurchase, the percentage of the shareholding in the Company held by the Parties are maintained at a proportion of the percentages as if the Investor (and in the case where the Warrant is exercised, the Warrant Holder ) had invested in the Company and held the shareholding percentage in the Company based on a post-money valuation determined by the following formula:

Adjusted Post-money Valuation = (actual 2012 Net Profit /RMB30,000,000) x RMB270,000,000

Investor’s adjusted shareholding percentage in the Company = 3.5% x (RMB30,000,000 / Adjusted Post-money Valuation

Warrant Holder’s adjusted shareholding percentage in the Company = 3.5% x (RMB30,000,000 / Adjusted Post-money Valuation

Or

(bb)           pay a sum (the “Indemnified Amount”) as calculated based on the following formula to the Investor (and the Warrant Holder where the Warrant is exercised):

Indemnified Amount to the Investor = (Original Post-money Valuation – Adjusted Post-money Valuation) x Investor’s shareholding percentage in the Company as of the date hereof

Indemnified Amount to the Warrant Holder = (Original Post-money Valuation – Adjusted Post-money Valuation) x Warrant Holder’s shareholding percentage in the Company contemplated as of the date hereof

All references to shareholding percentage or proportion and valuation of the Company in the above paragraphs under this Section 7.13 shall be based on fully-diluted basis including the Ordinary Shares and Series A Preferred Shares issued and outstanding and the Ordinary Shares reserved for ESOP purpose.

(iii)                               Upon receipt of the written notice from the Investor requesting for repurchase by the Company pursuant to Section 7.13 (b)(ii)(aa), each of existing shareholders of the Company shall unconditionally surrender share certificates representing the Ordinary Shares repurchased pursuant to paragraph (ii) above, together with a declaration of donation of the Repurchase Price to the Company, without further conditions or consideration. New share certificates shall be issued by the Company to the existing shareholders of the Company to reflect their respective new shareholding in the Company as a result of the repurchase pursuant to Section 7.13 (b)(ii). The Repurchase Price shall be withheld by the Company by virtue of such donation by the existing shareholders of the Company. Notwithstanding the foregoing but without limiting the obligations upon the existing shareholders of the Company under the foregoing clauses, the corresponding number of shares held by the existing shareholders of the Company shall be deemed repurchased by the Company upon the appropriate entries being made in the register of members of the Company, and the Repurchase Price shall be deemed donated to the Company, regardless of whether the existing shareholders of the Company have actually surrendered the share certificates or issued declaration of donation to the Company.

(iv)                              Upon receipt of the written notice from the Investor for payment by the Company pursuant to Section 7.13 (b)(ii)(bb), the Company shall, and the existing shareholders of the Company shall procure the Company to, pay the Indemnified Amount to the Investor within 60 days from the issuance of such notice.

(v)                                 The Company shall, and each of the existing shareholders of the Company shall cause the Company, to complete all corporate and other proceedings and obtain all necessary approvals necessary for or in connection with the consummation and effectiveness of the repurchase or the payment of Indemnified Amount pursuant to this Section 7.13.

7.14.           Additional Covenants.

Except as required by this Agreement, no resolution of the directors, owners, members, partners or shareholders of the Group Companies shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing without the prior written consent of the Investor, except that the Company and each other Group Company may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.

If at any time before the Closing, any Group Company or Founder comes to know of any material fact or event which:

(a)              is in any way materially inconsistent with any of the representations and warranties given by the Company, any Group Company or Founder,

(b)              suggests that any material fact warranted may not be as warranted or may be materially misleading, or

(c)               might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which the Investor would be prepared to pay for the Purchased Shares, such Group Company and the Founder shall give immediate written notice thereof to the Investor in which event the Investor may within fourteen (14) business days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investor may have under this Agreement or applicable law.

7.15.           Anti-corruption.

The Company represents that it shall not and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective Representatives to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. official, in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective Representatives in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its Subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

7.16.  Validity of Approvals.

Each of the Group Companies shall, and the Founders and the Founding Shareholders shall cause each of the Group Companies to, at all times maintain the validity of, and comply with all legal and regulatory requirements with respect to, the Approvals that it has obtained and shall be obtained after the Closing for the conduct of its Business.

7.17.       Investment by the Group Companies.

After the Closing, each of the Group Companies shall, and the Founders and the Founding Shareholders shall cause each of the Group Companies to, use their best efforts to:

(a)     provide safe and healthy working conditions for its employees and contractors;

(b)     encourage the efficient use of natural resources and promote the protection of the environment;

(c)      treat all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, colour, language, disability, political opinion, age, religion or national/social origin;

(d)     allow consultative work-place structures and associations which provide employees with an opportunity to present their views to the management;

(e)      take account of the impact of its operations on the local community and seek to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored; and

(f)       uphold high standards of business integrity and honesty, and operate in accordance with local Laws and international good practice (including those intended to fight extortion, bribery and financial crime).

7.18.           Tax Indemnity.

Each of the Founders and the Group Companies shall, jointly and severally, indemnify and keep indemnified the Indemnitees (as defined in sub-section 9.18) at all times and hold them harmless against any and all Indemnifiable Losses (as defined in subsection 9.18) resulting from, or arising out of, or due to, directly or indirectly, any claim in connection with the Tax issues which has been made against any Group Company wholly or partly in respect of or in consequence of any event of non-compliance with applicable Laws occurred prior to the Closing with respect to the Tax.

7.19.                     Validity of Approvals.

Each of the Group Companies shall, and the Founders and the Key Holders shall cause each of the Group Companies to, at all times maintain the validity of, and comply with all legal and regulatory requirements with respect to, the Approvals that it has obtained and shall be obtained after the Closing for the conduct of its Business.

7.20.                     Domestic Entity.

Each of the Founders undertakes to the Investor and agrees that (A) he will, and will ensure the other existing shareholders of the Domestic Entity will, on the Investor’s and/or the Warrant Holder’s demand, forthwith transfer an aggregate 7% of the equity interest of the Domestic Company on a pro rata basis among themselves to the Investor and subject to the exercise of the Warrant, the Warrant Holder or any Person designated by the Investor and the Warrant Holder (as the case may be) following the date hereof; and have the Control Documents revised to reflect such transfer to the satisfaction of the Investor; and (B) without prejudice to the foregoing paragraph (a), the Company will have a call option, exercisable by the Company or any of its designees to purchase, at any time after the Closing, one hundred percent (100%) of the equity interests in the Domestic Entity at the lowest price to the maximum permitted by applicable PRC law. The Founding Shareholders and the Founders agree and undertake to procure all the shareholders of the Domestic Entity to return the proceeds received from such sale back to the Company.

7.21.                     Repurchase Option; Restrictions on Transfer.

7.21.1                          Repurchase Option.

(a)                       100% of the Shares that are held by the Founders directly and indirectly in the Company shall be subject to the Repurchase Option (as defined herein) (“Repurchase Option Shares”).

(b)                       In the event that (A) a Founder (i) voluntarily resigns or otherwise terminates his employment with the Group Companies at any time before the 4th anniversary of the Closing Date (as defined in Section 1.2(a)); or (ii) fails, during the course of his employment with the

Group Companies, to devote the whole of his time and attention to the business of the Group or to use his best endeavors to develop the business and interests of the Group; (iii) is concerned during the course of his employment (without the prior written consent of the Company) with any (competitive or other) business other than that of the Group; or (iv) breaches his contract of employment or any other obligation to the Group, or (B) a Founder breaches his non-competition and confidentiality obligations to the Group Companies at any time before the 2nd anniversary of the date on which such Founder ceases his employment with the Group Companies (each a “Repurchase Event”), the Company shall upon the date of the occurrence of a Repurchase Event (each such date referred to herein as a “Repurchase Event Date”) have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Repurchase Option Shares held by such Founder either directly or indirectly as of the Repurchase Event Date which have not yet been released from the Company’s Repurchase Option at a purchase price per share equal to the par value of each Share of US$0.0005 (adjusted for any stock splits, stock dividends and the like) (the “Share Repurchase Price”).

(c)                        Upon occurrence of a Repurchase Event, the Company shall exercise the Repurchase Option by written notice within 120 days (the “Repurchase Period”) following the Repurchase Event Date to the relevant Founder and Founding Shareholder. The Repurchase Option shall be exercised, at the Company’s option upon approval of the Investor, by (A) delivery to the Founder and/or Founding Shareholder with such notice of a check in the amount of the Share Repurchase Price for the Repurchase Option Shares being purchased, or (B) cancellation of indebtedness equal to the Share Repurchase Price for the Repurchase Option Shares being repurchased, or (C) a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such Share Repurchase Price. Upon delivery of such notice and payment of the Share Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Repurchase Option Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Repurchase Option Shares being repurchased by the Company, and pursuant to the Memorandum and Articles of the Company, without further action by the Founding Shareholders. The Company shall revise its register of members to reflect such repurchase and cancel the portion of the repurchased Repurchase Option Shares held by the relevant Founder and/or Founding Shareholder, within 120 days following the Repurchase Event Date.

(d)                       The Repurchase Option Shares shall be released from the Repurchase Option as follows: (i) 25% of the Repurchase Option Shares shall be released from the Repurchase Option on the first anniversary of the Closing, 25% of the Repurchase Option Shares shall be released from the Repurchase Option on the second anniversary of the Closing, 25% of the Repurchase Option Shares shall be released from the Repurchase Option on the third anniversary of the Closing and the remaining Repurchase Option Shares shall be released on the fourth anniversary of the Closing; provided, however, that upon occurrence of a Repurchase Event, the release from the Repurchase Option shall immediately cease as of such Repurchase Event Date, and the corresponding Repurchase Option Shares held by such Founder directly or indirectly which have not been released from the Repurchase Option shall be subject to immediate repurchase as provided for in this Section. Fractional shares shall be rounded to the nearest whole share.

(e)                        In the event that the Repurchase Option is exercised as provided herein, the Founder, the Founding Shareholder and the Company shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for repurchase of the Shares in compliance with PRC Law and regulations, and the Founder and the Founding Shareholder will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(f)                         If the Company fails to exercise the Repurchase Option for any reason, the Investor shall have the right (the “Investor Purchase Right”) to purchase the Repurchase Option Shares within sixty (60) days from the expiration of the Repurchase Period in accordance with the provisions of this Section and on the same terms and for the same price as the Company’s Repurchase Option.

(g)                        Notwithstanding the foregoing, all of the Repurchase Option Shares shall no longer be subject to the Repurchase Option and/or the Investor Purchase Right and all of the unreleased Repurchase Option Shares shall be deemed released (i) immediately before, and subject to, the closing of an initial public offering of the Company; (ii) immediately before, and subject to, the closing of the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company or tax purpose), in which the members of the Company immediately before such transaction own less than 50% of the

Company’s voting power immediately after such transaction or a sale of all or substantially all of the assets of the Company (including the sale or exclusive licensing of substantially all of the intellectual property assets of any Group Company to a third party) or the sale of a majority of the outstanding voting securities of any Group Company.

7.21.2                        Limitations on Transfer; Assignment.  In addition to any other limitation on transfer created by applicable securities laws, the Transaction Documents, the Founders and the Founding Shareholders shall not directly or indirectly assign, encumber or dispose of any interest in the Shares while the Shares remain subject to the Repurchase Option and/or the Investor’s Purchase Right. The Repurchase Option may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons with the consent of the Board (including at least one of the Series A Directors).

7.21.3                        Enforcement.  For purposes of facilitating the enforcement of the provisions of Section 7.21, each of the Founders and Founding Shareholders agrees, immediately upon receipt of the certificate(s) for the Shares subject to the Repurchase Option, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached to this Agreement as Schedule 3 executed by the Founders and Founding Shareholders, in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Each of the Founders and Founding Shareholders hereby acknowledges that the Secretary of the Company, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Each of the Founders and Founding Shareholders agrees that said escrow holder shall not be liable to any party hereto (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Each of the Founders and Founding Shareholders agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as escrow holder for any or no reason, the board of directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

7.21.4                        Stop-Transfer Notices.  Each of the Founders and Founding Shareholders agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company registers transfers of its own securities, it may make appropriate notations to the same effect in its register of members and other records. The Company shall not be required to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Section 7.21.

7.22.                     Exclusivity.

From the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8, the Group Companies agree not to, and shall cause their employees not to (i) discuss, solicit, encourage others to solicit, encourage or accept any competing offers for (A) the purchase of any equity securities or any other instruments convertible into the equity securities of any Group Company with any third party, (B) the purchase of all or substantially all of the assets of any of the Group Companies or (C) proposals for any merger or consolidation of the Group Companies, (ii) to provide any information with respect to any Group Company to a third party in connection with (A) a potential investment by such third party in any equity securities or any other instruments convertible into the equity securities of such Group Company, (B) the purchase of all or substantially all of the assets of the Group Companies or (C) proposals for any merger or consolidation of the Group Companies, (iii) to close any financing transaction set out in (i) and (ii) above with any third party This Section 7.22 shall terminate and be of no further force and effect immediately following the Closing.

8.                                      TERMINATION.

8.1.                            This Agreement may be terminated:

8.1.1.  by the Investor by written notice to the Company, if the Closing has not occurred on or prior to 31 May, 2013;

8.1.2.  by mutual written consent of Company, the Founders and the Investor as evidenced in writing signed by each Group Company, the Founders and the Investor; or

8.1.3.  by the Investor in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not cured or curable within ten (10) Business Days of written notice.

8.2.         Any termination under Section 8.1  shall be without prejudice to any claims for damages or other remedies that the Investor may have under this Agreement or applicable law.

9.                                      MISCELLANEOUS.

9.1.                            Governing Law.

This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region of the PRC, without regards to conflicts of law principles.

9.2.                            Dispute Resolution.

(a)                            Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin immediately after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b)                            The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The Company and the Founders jointly, on the one hand, and the Investor, on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. All such arbitrators shall be freely selected, and the parties and the Chairman of the Center shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c)                             The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 9.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.2 shall prevail.

(d)                            Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e)                             The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f)                              Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.3.                            Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given:

(i)                  when hand delivered to the other party;

(ii)               when sent by facsimile at the number set forth on the signature page hereof upon successful transmission report being generated by the sender’s machine;

(iii)            three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature page with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or

(iv)           when sent by electronic mail to the email address set forth on the signature page hereof.

Each person making a communication hereunder by facsimile or electronic mail shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or electronic mail pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.3 by giving the other party written notice of the new address in the manner set forth above.

9.4.                            Entire Agreement; Prior Agreements.

This Agreement, together with the other Transaction Documents and all the exhibits and schedules hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

9.5.                            Severability.

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.6.                            Counterparts; Facsimile.

This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7.                            Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8.                            Language.

This Agreement and all other Transaction Documents are entered into in English only. Any Chinese translation of the Transaction Documents, if any, is for reference only and shall not be a legally binding document. Accordingly, the English version will prevail in the event of any inconsistency between the English and any Chinese translations thereof.

9.9.                            Further Assurances.

At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

9.10.                     Costs of Enforcement.

If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

9.11.                     Aggregation of Rights.

All Ordinary Shares, Purchased Shares and Ordinary Share Equivalents held or acquired by an Investor and its Affiliate, directly or indirectly, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.12.                     Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.13.                     Expenses.

The Parties agree that upon Closing, the Company shall pay the reasonable fees and expenses (including legal and other relevant professional fees) incurred by the Investor in connection with the preparation, negotiation and implementation of this Agreement and other Transaction Documents.

9.14.                     Amendments and Waivers.

This Agreement may be amended, terminated or waived only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this Section 9.14 shall be binding upon the Investor and each transferee of the Purchased Shares (or the Ordinary Shares issuable upon conversion thereof), each future holder of all such securities, the Company and any other parties to this Agreement.

9.15.                     Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.16.                     No Commitment for Additional Financing.

The Company acknowledges and agrees that no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Investor or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Investor shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

9.17.                     Confidentiality.

Any confidential information obtained by any Investor pursuant to this Agreement or any of the Transaction Documents which is labeled or otherwise identified as confidential or proprietary shall be treated as confidential and shall not be disclosed to a third party without the prior written consent of the Company and shall not be used by Investor for any purpose other than in connection with Investor’s investment in the Company, except that any Investor may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to its affiliates, officers, directors, shareholders, members and/or partners in the ordinary course of business or pursuant to disclosure obligations to affiliates, shareholders, members and/or partners, (iii) to any prospective purchaser of the Investor’s shares of the Company, or (iv) as may otherwise be required by law, provided in each case that the recipient agrees to be bound by the obligations set forth in this Section 9.17. Notwithstanding the foregoing, such information shall not be deemed confidential for the purpose of enforcement of this Agreement and said information shall not be deemed confidential after it becomes publicly known through no fault of the recipient. The obligations set forth in this Section 9.17 shall survive any termination of this Agreement.

9.18.                     Indemnification by the Warrantors.

Each of the Group Companies, the Founding Shareholders and the Founders (each, an “Indemnifying Party”), jointly and severally, hereby agree to indemnify and hold harmless the Investor, and the Investor’s directors, officers, employees, Affiliates, agents and assigns (each, an “Indemnitee”) against any and all Indemnifiable Losses, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, undertakings, covenants or agreements made by the Group Companies, the Founding Shareholders and/or the Founders in or pursuant to this Agreement and any other Transaction Agreement (“Breach”), provided that the Investor shall have given the Company a written notice with respect to a Breach (a “Breach Notice”), setting forth in reasonable detail the specific facts and circumstances pertaining thereto, and requesting the Company to cure or rectify such breach within thirty (30) business days (“Cure Period”) from the date of such written notice, and the Company has failed to cure or rectify the breach within the Cure Period. For purposes of this Section, “Indemnifiable Loss” means, with respect to any Indemnitee, any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, (i) interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by such Indemnitee, as incurred and (ii) any taxes (other than income tax) that may be payable by such Indemnitee as a result of the indemnification of any Indemnifiable Loss hereunder. Without limitation to the foregoing, in the event that there are any claims against the Indemnitee or a Group Company by a third party (the “Third Party Claim”) arising from a Breach or any liabilities or potential liabilities of a Group Company that have not been disclosed to the Investor as of the date hereof, each Indemnifying Party, jointly and severally, hereby agrees to be solely responsible to such Third Party Claim and hold harmless any Indemnitee. The representations, warranties, covenants and agreements made by any Warrantor in or pursuant to this Agreement or any of the other Transaction Documents shall survive the Closing.

The rights contained in this Section 9.18 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation. This Section 9.18 shall survive the Closing.

9.19.                     Investor’s Rights.

Any rights of the Investor under this Agreement may, without prejudice to the rights of the Investor to exercise any such rights, be exercised by any fund manager of the Investor or its nominees, unless the Investor has (i) given notice to the other parties that any such rights cannot be exercised by such fund manager or nominee; and (ii) not given notice to the other parties that such notice which is given under this Section 9.19 has been revoked.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY

JUPAI INVESTMENT GROUP

/s/ (seal) JUPAI INVESTMENT GROUP
/s/ HU Tianxiang

Authorized Director: HU Tianxiang ()

Address: c/o
10A-C
Facsimile Number:

Attention: Mr. HU Tianxiang

HONG KONG COMPANY

JUPAI HONGKONG INVESTMENT LIMITED ()

/s/ (seal) JUPAI HONGKONG INVESTMENT LIMITED
/s/ HU Tianxiang

Authorized Director: HU Tianxiang ()

Address:
10A-C
Facsimile Number:
Attention: Mr. HU Tianxiang

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

DOMESTIC ENTITY

SHANGHAI JUPAI Investment Consultancy Company limited
()

/s/ (seal) SHANGHAI JUPAI INVESTMENT CONSULTANCY COMPANY LIMITED
/s/ HU Tianxiang
Legal Representative: HU Tianxiang ()

Address:
10A-C
Facsimile Number:
Attention: Mr. HU Tianxiang

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDERS

Tianxiang HU ()

/s/ Tianxiang HU

Address: Room 401, N. 4, 355 Lane, North Zhongshan Road, Zhabei District, Shanghai, the PRC
Facsimile Number:
Attention: Mr. Tianxiang HU

Cheng ZHANG ()

/s/ Cheng ZHANG

Address: No. 518, Tongxin Village, Gangyan Town, Chongming County, Shanghai, the PRC
Facsimile Number:

Attention: Cheng ZHANG

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDERS

Keliang LI ()

/s/ Keliang LI

Address: No. 204, Jiguan Dormitory, Dawu Town, Jiawang District, Xuzhou City, Jiangsu Province, the PRC
Facsimile Number:
Attention: Keliang LI

Huaxi YANG ()

/s/ Huaxi YANG

Address: No. 108 Shanyangcun, Chengqiao Town, Chongming County, Shanghai, the PRC
Facsimile Number:
Attention: Huaxi Yang

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

FOUNDING SHAREHOLDERS:

JUPAI HOLDING INC

/s/ (seal) JUPAI HOLDING INC
/s/ Tianxiang HU

Authorized Director: Tianxiang HU ()

Address:

Facsimile Number:

Attention: Tianxiang HU ()

JUPAI CAPITAL INC

/s/ (seal) JUPAI CAPITAL INC
/s/ Keliang LI

Authorized Director: Keliang LI ()

Address:

Facsimile Number:

Attention: Keliang LI ()

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

ZERO2IPO CHINA FUND II, L.P.

a Cayman Islands exempted limited partnership

By:	/s/ Danny Chung
Name: Danny Chung
Title: Authorized Signatory
For and on behalf of
Zero2IPO China Fund II, L.P.
Acting by its general partner
Zero2IPO Capital II Ltd
Address: 2101, 21/F Westlands Centre, 20 Westlands Road,
Quarry Bay, Hong Kong
Facsimile Number: 852 2960 0185
Attention: Mr.. Danny Chung

EXHIBIT A

FOUNDING SHAREHOLDERS AND FOUNDERS

Part 1 Founding Shareholders

Name of Founding Shareholders	Place of Incorporation and Company Number	Ultimate Beneficiary	Number of Ordinary Shares Held (subject to repurchase pursuant to Section 7.13)
Jupai Holding Inc	British Virgin Islands BVI Company Number: 1717817	Tianxiang HU ()	89,166,700 Ordinary Shares
Jupai Capital Inc	British Virgin Islands BVI Company Number: 1717734	Keliang LI () Huaxi YANG () Cheng ZHANG ()	10,833,300 Ordinary Shares

Part 2 Founders

Name of Founder	PRC Identity Card No.	Address	Number of Ordinary Shares owned beneficially (subject to repurchase pursuant to Section 7.13)
Tianxiang HU ()			89,166,700 Ordinary Shares
Keliang LI ()			8,332,974 Ordinary Shares
Huaxi YANG ()			1,667,245 Ordinary Shares
Cheng ZHANG ()			833,081 Ordinary Shares

EXHIBIT B

INVESTOR AND SHARES SUBSCRIBED

Name of Investor	Number of Series A Preferred Subscribed	Percentage in the Shareholding of the Company immediately following Closing (subject to adjustment pursuant to Section 7.13)	Amount of Purchase Price (US$)
Zero2IPO China Fund II, L.P.	4,216,867	3.5%	1,500,000
Total:	4,216,867	3.5%	US$	1,500,000

EXHIBIT C

FORM OF RESTATED ARTICLES

EXHIBIT D

INVESTORS’ RIGHTS AGREEMENT

EXHIBIT E

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT F

ONSHORE REORGANIZATION DOCUMENTS

(in agreed form)

Part 1 - WFOE

1.              the Articles of Association of the WFOE signed by the Hong Kong Company;

2.              Shareholder’s Resolution to approve, inter alia, the appointment of the directors nominated by the Investor to the Board of Directors of the WFOE;

Part B — Domestic Entity

1.              the amendment to the Articles of Association of the Domestic Entity signed by its shareholders;

2.              the termination agreement in respect of the existing shareholders’ agreement relating to the Domestic Entity dated 8 March 2012 among Shanghai Yuantai Investment Development Centre () and the Founders;

3.              Shareholders’ Resolution to approve, inter alia, the appointment of the new director nominated by the Investor to the Board of Directors of the Domestic Entity;

4.              the agency agreement between the Domestic Entity and the Key Holder, pursuant to which the Domestic Entity and Key Holder ratify that the rights and obligations held by the Key Holder under the Specific Trust Contracts are held in trust by the Key Holder for the benefit of the Domestic Entity.

Part C — Control Agreements

1.              Technical Consultation and Service Agreement between WFOE and the Domestic Entity in the form and substance to the satisfaction of the Investor;

2.              Business Operation Agreement between WFOE and the Domestic Entity in the form and substance to the satisfaction of the Investor;

3.              Equity Pledge Agreement between the Founders, the Domestic Entity and the WFOE in the form and substance to the satisfaction of the Investor;

4.              Share Disposal Agreement between the Founders and the WFOE in the form and substance to the satisfaction of the Investor;

5.              Proxy Agreement among the Domestic Entity, the WFOE and each shareholder of the Domestic Entity, in the form and substance to the satisfaction of the Investor; and

6.              Consent Letter from each Founder’s spouse in the form and substance to the satisfaction of the Investor.

Part D - Jupai Investment

1.              the shareholders’ resolution of Jupai Investment to approve, inter alia, the liquidation of Jupai Investment.

Part E - Jupai Bairun

1.              the undertaking letter jointly issued by CAO Wei () and the Key Holder confirming that any of the Group Companies shall be entitled to acquire the entire equity interest held by CAO Wei in Jupai Bairun at a nominal consideration of RMB180,000 within 24 months following the Closing.

EXHIBIT G

KEY EMPLOYEES

NAME	PRC IDENTITY CARD NO.
Tianxiang HU ()
Wei CAO ()
Cheng ZHANG ()
Huaxi YANG ()

EXHIBIT H

DIRECTOR INDEMNIFICATION AGREEMENT

EXHIBIT I

SCHEDULE OF EXCEPTIONS

EXHIBIT J

WARRANT

EXHIBIT K

JOINDER AGREEMENT

SCHEDULE 1

CAPITALIZATION OF THE COMPANY IMMEDIATELY FOLLOWING CLOSING

Shareholder	Class of Shares	Number of Shares	Total Shares in Issue	Shareholding Percentage
Jupai Holding Inc	Ordinary Shares	89,166,700	120,481,928	74.0084%
Jupai Capital Inc	Ordinary Shares	10,833,300	120,481,928	8.9916%
Zero2IPO Fund II, L.P.	Series A Preferred Shares	4,216,867	120,481,928	3.5000%
Warrant Holder	Series A Preferred Shares	4,216,867	120,481,928	3.5000%
ESOP	Ordinary Shares	12,048,193	120,481,928	10.0000%
TOTAL:		120,481,928	120,481,928	100.0000%

Valuation
Pre-Money Valuation	US$	39,857,100
Proceeds:	US$	3,000,000
Post-Money Valuation	US$	42,857,100
Post Series A
Investor	3.50%
Warrant	3.50%
Per Share Price of Series A Preferred Shares	US$	0.3557

SCHEDULE 2

SPECIFIC TRUST CONTRACTS

(1)                                   entered into between the Key Holder

and Sichuan Trust Company Limited ()in 2011;

(2)

 entered into between the Key

Holder and Sichuan Trust Company Limited ()on 11 May 2011; and

(3)

(

(2011)

157)

entered into between the Key Holder and Sichuan Trust Company Limited () on 28 December 2011.

SCHEDULE 3

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to Section 7.21 of the Series A Convertible Preferred Shares Purchase Agreement (the “Agreement”), by and among                           , a company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Founding Shareholder”), Jupai Investment Group, a company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”),                         (the “Founder”) and certain other parties to the Agreement dated              2013, each of the Founder and Founding Shareholder hereby sells, assigns and transfers unto the Company                        (         ) Ordinary Shares with a par value of US$0.0005 in the capital of the Company standing in the Founding Shareholder’s name on the Company’s books and represented by Certificate No.           , and does hereby irrevocably constitute and appoint                             to transfer said shares on the books of the Company, and sign, execute and deliver all documents and instruments for and on behalf of and in the Founding Shareholder’s name (whether under hand or seal and whether as a deed or otherwise), with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated:
Signature:

Name of Founder:	Name of Founding Shareholder:

By:
Signature:	Name:
Title:
Address:	Address:

Instruction: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its repurchase option set forth in the Agreement without requiring additional signatures on the part of the Founding Shareholder.

RECEIPT AND CONSENT

The undersigned hereby acknowledges receipt of a photocopy of Certificate No.            for                       Ordinary Shares of Jupai Investment Group (the “Company”).

The undersigned further acknowledges that the Secretary of the Company, or his or her designee, is acting as escrow holder pursuant to the Series A Convertible Preferred Shares Purchase Agreement that the Founding Shareholder has previously entered into with the Company. As escrow holder, the Secretary of the Company, or his or her designee, holds the original of the aforementioned certificate issued in the undersigned’s name.

Dated: , 2013

Name of Founder:	Name of Founding Shareholder:

By:
Signature:	Name:
Title:
Address:	Address: